Ex-4uuuu

[2900 Westchester Ave
Purchase, New York 10577]

JOINT FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT WITH BONUS, ANNUAL STEP-UP AND EARNINGS-SENSITIVE WITHDRAWAL AMOUNT ENDORSEMENT

This endorsement is made a part of the Contract to which it is attached and is effective on the Issue Date of the Contract, unless another effective date for this endorsement is shown below. To the extent any provisions contained in this endorsement are contrary to or inconsistent with those of the Contract to which it is attached, the provisions of this endorsement will control.

PLEASE NOTE: THIS ENDORSEMENT CANNOT BE TERMINATED INDEPENDENTLY FROM THE CONTRACT TO WHICH IT IS ATTACHED AND THE OWNER(S) MAY NOT BE CHANGED.

THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT (GMWB) CAN ONLY BE TAKEN AS A WITHDRAWAL BENEFIT AND DOES NOT INCREASE THE CONTRACT VALUE. THIS IS AN OPTIONAL BENEFIT AND THERE IS AN ADDITIONAL COST TO THE SEPARATE ACCOUNT CONTRACT VALUE FOR THE BENEFIT PROVIDED.

THE FOR LIFE GUARANTEE DOES NOT BECOME EFFECTIVE UNTIL THE CONTRACT ANNIVERSARY ON OR IMMEDIATELY FOLLOWING THE YOUNGEST COVERED LIFE'S ATTAINED AGE 59 1/2, UNLESS THE OWNER IS 59 1/2 OR OLDER ON THE EFFECTIVE DATE OF THIS ENDORSEMENT. FOR THE FOR LIFE GUARANTEE TO TAKE EFFECT, THE CONTRACT MUST STILL BE IN FORCE WITH A CONTRACT VALUE GREATER THAN ZERO AND THE EFFECTIVE DATE OF THE FOR LIFE GUARANTEE MUST BE BEFORE THE INCOME DATE. IN ADDITION, ON THE EFFECTIVE DATE OF THE FOR LIFE GUARANTEE, THE GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA) IS RESET.

A PARTIAL WITHDRAWAL IN EXCESS OF THE EARNINGS-SENSITIVE ADJUSTMENT DURING THAT CONTRACT YEAR PLUS THE GREATER OF THE GAWA OR THE REQUIRED MINIMUM DISTRIBUTION (RMD) WILL HAVE AN ADVERSE EFFECT ON THE BENEFITS PROVIDED BY THIS ENDORSEMENT. ANY WITHDRAWAL IN EXCESS OF THE EARNINGS-SENSITIVE ADJUSTMENT DURING THAT CONTRACT YEAR PLUS THE GREATER OF THE GAWA OR THE RMD IN ANY CONTRACT YEAR WILL DECREASE THE GAWA.

A BONUS RATE OF 6% OF THE BONUS BASE WILL BE APPLIED TO THE GUARANTEED WITHDRAWAL BALANCE (GWB) AT THE END OF EACH CONTRACT YEAR DURING THE BONUS PERIOD ONLY IF NO WITHDRAWALS ARE TAKEN DURING THAT CONTRACT YEAR.

THE GUARANTEED WITHDRAWAL BALANCE ADJUSTMENT WILL BE APPLIED TO THE GWB ON THE GWB ADJUSTMENT DATE ONLY IF NO WITHDRAWALS ARE TAKEN ON OR PRIOR TO THAT DATE.

7620ANY-A

GUARANTEED WITHDRAWALS UNDER THE GMWB ARE NOT CUMULATIVE. GUARANTEED WITHDRAWALS AVAILABLE BUT NOT TAKEN DURING ANY GIVEN CONTRACT YEAR CANNOT BE TAKEN AS A GUARANTEED WITHDRAWAL IN A SUBSEQUENT CONTRACT YEAR.

UPON FULL SURRENDER OF THE CONTRACT, THE GMWB IS TERMINATED WITHOUT VALUE. SURRENDER OF YOUR CONTRACT WITH A REDUCED OR ZERO CONTRACT VALUE MAY NOT BE APPROPRIATE IF THE GWB IS POSITIVE.

FOR INFORMATION ON HOW THIS GMWB IS CALCULATED, PLEASE SEE THE ILLUSTRATION ON PAGE 13.

CERTAIN DEFINITIONS AS FOUND IN THE CONTRACT WHICH ARE RELEVANT TO THIS ENDORSEMENT HAVE BEEN LISTED BELOW FOR INFORMATIONAL PURPOSES.

CONTRACT VALUE. The Contract Value equals the sum of the Separate Account Contract Value and the Fixed Account Contract Value.

INCOME DATE. The date on which annuity payments are scheduled to begin.

SEPARATE ACCOUNT CONTRACT VALUE. The current value of the amounts allocated to the Investment Divisions of this Contract.

WITHDRAWAL VALUE. The Contract Value, less any tax payable, minus any applicable Withdrawal Charges, Annual Contract Maintenance Charges, and charges due under any optional endorsement to the Contract, adjusted for any applicable Interest Rate Adjustment.

The Contract is amended as follows:

1)	The following language is added to the CONTRACT DATA PAGE of the Contract:

"Guaranteed Minimum Withdrawal Benefit (GMWB) Charge:
On a monthly basis, the charge equals [0.1250%] of the Guaranteed Withdrawal Balance (GWB) and is deducted from the Separate Account Contract Value (i) at the end of each Contract Month; and (ii) upon termination of the GMWB. Upon step-up on or after the 5th Contract Anniversary following the effective date of this endorsement, the Company reserves the right to increase the GMWB Charge percentage, subject to a maximum GMWB Charge percentage, on a monthly basis, of [0.2500%].

The GMWB Charge will be discontinued upon the earlier of the termination of this benefit or the date on which the Contract Value equals zero."

2)	The following language is added to the DEFINITIONS section of the Contract:

"BENEFIT DETERMINATION BASELINE (BDB). The value used to determine whether the GAWA% will increase upon step-up.

7620ANY-A                                                                    2

BONUS PERIOD. The Bonus Period begins on the effective date of this endorsement and will re-start at the time the bonus base is increased due to a step-up if the step-up occurs on or before the Contract Anniversary immediately following the youngest Covered Life's 80th birthday. The Bonus Period ends on the earlier of (a) the 10th Contract Anniversary following the beginning of the most recent Bonus Period, or (b) the date on which the Contract Value falls to zero as the result of a partial withdrawal or deduction of charges.

CONTINGENT ANNUITANT. The natural person that is designated as one of the Covered Lives on a Qualified Plan custodial account contract only. Any reference to the Annuitant does not include any Contingent Annuitant.

CONTRACT MONTH. The one-month period beginning on the Issue Date or any Contract Monthly Anniversary.

CONTRACT MONTHLY ANNIVERSARY. Each one-month anniversary of the Issue Date.

CONTRACT YEAR. The twelve-month period beginning on the Issue Date or any Contract Anniversary.

COVERED LIFE. On Qualified Plan contracts, the Owner and the primary spousal Beneficiary named as of the effective date of this endorsement will each be considered a Covered Life. On Qualified Plan custodial account contracts, the Annuitant and the spousal Contingent Annuitant named as of the effective date of this endorsement will each be considered a Covered Life. On Nonqualified Plan contracts, the Joint Owners will each be considered a Covered Life. The Covered Lives may not be subsequently changed.

EARNINGS-SENSITIVE ADJUSTMENT. An amount that the Owner may be allowed to withdraw each Contract Year in addition to the GAWA or RMD while still keeping the GMWB fully effective. Earnings-Sensitive Adjustments apply to each partial withdrawal taken and depend on the withdrawal amount and the GMWB Earnings at the time of the withdrawal. The Earnings-Sensitive Adjustments are greater than or equal to zero.

GMWB EARNINGS. An amount used to calculate the Earnings-Sensitive Adjustment that applies to each withdrawal.

GMWB EARNINGS DETERMINATION BASELINE. The value used to calculate the GMWB Earnings.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT (GAWA). The maximum guaranteed amount the Owner is allowed to withdraw each Contract Year, subject to the RMD exception stated in this endorsement, for the guarantee to remain fully effective.

GUARANTEED ANNUAL WITHDRAWAL AMOUNT PERCENTAGE (GAWA%). The percentage upon which the GAWA is based.

GUARANTEED WITHDRAWAL BALANCE (GWB). The value upon which the GMWB Charge and other GMWB values are based.

7620ANY-A                                                                    3

GWB ADJUSTMENT DATE. The later of (a) the Contract Anniversary on or immediately following the youngest Covered Life's 76th birthday, or (b) the 10th Contract Anniversary following the effective date of this endorsement.

MAXIMUM ELIGIBLE WITHDRAWAL AMOUNT REMAINING (MEWAR). The maximum partial withdrawal amount (before the application of any Earnings-Sensitive Adjustment) that is eligible for the Earnings-Sensitive Adjustment at a given time. If a partial withdrawal is taken that exceeds the MEWAR, then only the portion up to the MEWAR will receive an Earnings-Sensitive Adjustment.

QUALIFIED CUSTODIAL ACCOUNT CONTRACT. A Qualified Plan contract (including Roth IRA's) with a custodial Owner and Beneficiary.

RECAPTURE CHARGE. For Contracts with a Contract Enhancement, the Recapture Charge is assessed against certain withdrawals from the Contract Value whenever a withdrawal is made of the Premium allocated to the Contract Value that has received a Contract Enhancement, or upon the exercise of the Right to Examine.

REQUIRED MINIMUM DISTRIBUTION (RMD). For certain qualified contracts, the Required Minimum Distribution is the amount defined by the Internal Revenue Code and the implementing regulations as the minimum distribution requirement that applies to this Contract only. For purposes of this endorsement, this definition excludes any withdrawal necessary to satisfy the minimum distribution requirements of the Internal Revenue Code if the Contract is purchased with contributions from a nontaxable transfer after the death of the owner of a qualified contract."

3)	The following language is added to the WITHDRAWAL PROVISIONS of the Contract:

"FOR LIFE GUARANTEED MINIMUM WITHDRAWAL BENEFIT. The GMWB allows the Owner to make periodic partial withdrawals, prior to the Income Date 1) for the lifetime of the last surviving Covered Life if the For Life Guarantee is in effect or 2) if the For Life Guarantee is not in effect, until the earlier of the death of the Owner or any Joint Owner, the death of the Annuitant on Qualified Custodial Account Contracts, or until the GWB is depleted, regardless of the performance of the Investment Divisions or level of the Contract Value. The guarantee is fully effective if periodic partial withdrawals taken within any one Contract Year do not exceed the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD. Guaranteed withdrawals under the GMWB are non-cumulative; therefore if the Owner does not take the GAWA or the RMD in one year, the Owner may not take more than the greater of the GAWA or the RMD as a guaranteed withdrawal in subsequent years. On each Contract Anniversary following the effective date of this endorsement, the GWB will automatically "step up" to the Contract Value if the Contract Value is greater than the GWB.

The withdrawals made under this endorsement are considered to be the same as any other partial withdrawals for the purposes of calculating any other values under the Contract or any other endorsements attached to the Contract.

For purposes of this endorsement, partial withdrawals are considered to be the entire amount withdrawn from the Contract, including any applicable charges, Earnings-Sensitive Adjustments and other adjustments for such withdrawals. Any withdrawal less than or equal to the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD is considered a partial withdrawal, not a full withdrawal, even if it is greater than or equal to the Contract Value.

7620ANY-A                                                                    4

A partial withdrawal in excess of the Withdrawal Value (if applicable) will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD. A partial withdrawal in excess of the Contract Value will be permitted as long as the total partial withdrawal for the Contract Year does not exceed the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD. In this case, the Contract Value will be set to zero and the Contract Value Reduces to Zero provision will apply.

If the age of either Covered Life is incorrectly stated at the time of the election of the GMWB, on the date the misstatement is discovered the GWB and GAWA will be re-calculated based on the GAWA% applicable at the correct age.

Assessment of GMWB Charge.

The GMWB Charge is as specified above. This charge will be deducted at the end of each Contract Month on a pro rata basis from the Investment Divisions of the Separate Account. GMWB Charges in excess of the Separate Account Contract Value will be waived. GMWB Charges result in a redemption of Accumulation Units. The GMWB Charge will not affect the value of the Accumulation Units. Upon termination of the GMWB, a pro rata GMWB Charge will be deducted from Your Separate Account Contract Value for the period since the last monthly GMWB Charge.

Guaranteed Withdrawal Balance.

On the effective date of this endorsement, the GWB is determined as follows and is subject to a maximum of $5,000,000.00:

1.	If elected as of the Issue Date of the Contract, the GWB equals the initial Premium, net of any applicable premium taxes.
2.
If elected after the Issue Date of the Contract, the GWB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charge that would be assessed on a full withdrawal.

With each subsequent Premium received after this endorsement is effective, the GWB will be recalculated to equal the GWB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to the maximum shown above.

With each partial withdrawal, the GWB is reduced. If You choose to withdraw an amount that exceeds the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD during any Contract Year, the GWB may be reduced by an amount greater than the partial withdrawal.

Partial withdrawals will affect the GWB as follows:

1.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD, the GWB is equal to the greater of:

a.	the GWB prior to the partial withdrawal less the partial withdrawal; or
b.	zero.

7620ANY-A                                                                    5

2.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD, and the GWB is equal to the greater of:

a.
the GWB prior to the partial withdrawal, first reduced dollar for dollar for any portion of the partial withdrawal not defined as an excess withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal; or

b.	zero.

Guaranteed Annual Withdrawal Amount.

The GAWA% is the percentage upon which the GAWA is based and is defined in the table below:

Attained Age	GAWA%
[45-64	4%
65-74	5%
75-80	6%
81+	7%]

The GAWA% is determined at the earlier of: 1) the time of the first withdrawal, 2) the date that the Contract Value reduces to zero, 3) the date that the GMWB endorsement is continued by a spousal Beneficiary who is not a Covered Life, or 4) upon election of the Joint Life Income of the GAWA Income Option. The GAWA% is based on the youngest Covered Life's attained age at the time of determination. The GAWA is equal to the GAWA% multiplied by the GWB at the time of determination.

With each subsequent Premium received after the GAWA% is determined, the GAWA will be recalculated to equal the GAWA prior to the Premium payment plus the GAWA% multiplied by the subsequent Premium payment, net of any applicable premium taxes, or the GAWA% multiplied by the increase in the GWB, if less.

Partial withdrawals will affect the GAWA as follows:

1.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD, the GAWA will be unchanged.

2.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD, the excess withdrawal is defined to be the lesser of the total amount of the current partial withdrawal or the amount by which the cumulative partial withdrawals for the current Contract Year exceeds the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD, and the GAWA is reduced in the same proportion as the Contract Value is reduced for the excess withdrawal.

At the end of each Contract Year after the GAWA has been determined, if the For Life Guarantee is not effective and the GWB is less than the GAWA, the GAWA is set equal to the GWB.

7620ANY-A                                                                    6

Benefit Determination Baseline.

On the effective date of this endorsement, the BDB is determined as follows:

1.	If the effective date of this endorsement is the Issue Date of the Contract, the BDB equals the initial Premium, net of any applicable premium taxes.
2.
If the effective date of this endorsement is after the Issue Date of the Contract, the BDB equals the Contract Value on the effective date of this endorsement, less any applicable Recapture Charges that would be assessed on a full withdrawal.

With each subsequent Premium received after this endorsement is effective, the BDB will be recalculated to equal the BDB prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes.

No adjustment is made to the BDB for partial withdrawals.

Guaranteed Withdrawal Balance Bonus.

A bonus will be applied to the GWB at the end of each Contract Year during the Bonus Period if no withdrawals are taken during that Contract Year.

At the time the bonus is applied:

1.	The GWB equals the GWB prior to the application of the bonus plus 6% of the bonus base, subject to a maximum of $5,000,000.00.
2.	If the bonus is applied after the GAWA has been determined, the GAWA is the greater of:
a.	the GAWA% multiplied by the new GWB; or
b.	the GAWA prior to the bonus.

The bonus base is determined as follows:

On the effective date of this endorsement, the bonus base is equal to the GWB.

With each subsequent Premium received after this endorsement is effective, the bonus base will be recalculated to equal the bonus base prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to a maximum of $5,000,000.00.

Partial withdrawals will affect the bonus base as follows:

1.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year is less than or equal to the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD, the bonus base will be unchanged.

2.
If the partial withdrawal plus all prior partial withdrawals made in the current Contract Year exceeds the Earnings-Sensitive Adjustments during that Contract Year plus the greater of the GAWA or the RMD, the bonus base is set equal to the lesser of the GWB following the partial withdrawal or the bonus base prior to the partial withdrawal.

If the Owner has elected to discontinue the automatic step-ups together with the application of the bonus, the bonus will no longer be applied to the GWB. However, adjustments to the bonus base due to partial withdrawals and subsequent Premiums will continue as described.

7620ANY-A                                                                    7

If the Owner elects to reinstate the automatic step-ups together with the application of the bonus, the Bonus Period will not automatically re-start upon reinstatement. The Bonus Period will re-start at the time the bonus base is increased due to a step-up if the step-up occurs on or before the Contract Anniversary immediately following the youngest Covered Life's 80th birthday. Bonuses may no longer apply if the reinstatement takes effect after the end of the Bonus Period.  Reinstatement will not result in retroactive adjustment to the GWB for bonuses that would have occurred had the GWB bonus provision not been discontinued.

The GWB bonus provision is terminated on the date the GMWB endorsement is terminated.

Guaranteed Withdrawal Balance Adjustment

If no withdrawals are taken on or prior to the GWB Adjustment Date, the GWB adjustment is applied to the GWB on the GWB Adjustment Date.

At the time the GWB adjustment is applied, the GWB will be set equal to the greater of the current GWB or the GWB adjustment, subject to a maximum of $5,000,000.00. The Guaranteed Withdrawal Balance Bonus will not be adjusted at the time the GWB adjustment is applied.

The GWB adjustment is determined as follows:

On the effective date of this endorsement, the GWB adjustment is equal to 200% of the GWB, subject to a maximum of $5,000,000.00.

With each subsequent Premium received after this endorsement is effective and prior to the first Contract Anniversary following the effective date of this endorsement, the GWB adjustment is recalculated to equal the GWB adjustment prior to the Premium payment plus 200% of the amount of the Premium payment, net of any applicable premium taxes, subject to a maximum of $5,000,000.00.

With each subsequent Premium received on or after the first Contract Anniversary following the effective date of this endorsement, the GWB adjustment is recalculated to equal the GWB adjustment prior to the Premium payment plus the amount of the Premium payment, net of any applicable premium taxes, subject to a maximum of $5,000,000.00.

The GWB adjustment provision is terminated on the GWB Adjustment Date, the date the Contract Value is reduced to zero, the date this GMWB endorsement is terminated, or the date this GMWB endorsement is continued by a spousal Beneficiary who is not a Covered Life.

GMWB Earnings Determination Baseline.

On the effective date of this endorsement, the GMWB Earnings Determination Baseline is determined as follows:

1.	If the effective date of this endorsement is the Issue Date of the Contract, the GMWB Earnings Determination Baseline is equal to the Premium, net of any applicable premium taxes.
2.
If the effective date of this endorsement is after the Issue Date of the Contract, the GMWB Earnings Determination Baseline is equal to the Contract Value, less any Recapture Charges that would be assessed on a full withdrawal.

7620ANY-A                                                                    8

With each subsequent Premium received after this endorsement is effective, the GMWB Earnings Determination Baseline is equal to the GMWB Earnings Determination Baseline prior to the premium payment plus the amount of the premium payment, net of any applicable premium taxes.

At the time of partial withdrawal, the GMWB Earnings Determination Baseline is equal to the greater of:
1.	Zero; and
2.	GMWB Earnings Determination Baseline prior to the partial withdrawal less the greater of:
a.	the partial withdrawal less GMWB Earnings; and
b.	zero.

Earnings-Sensitive Adjustments.

When a partial withdrawal is taken, the withdrawal amount will be increased by the Earnings-Sensitive Adjustment that applies for that withdrawal. The Earnings-Sensitive Adjustment portion is considered a withdrawal.  In particular, it will reduce Contract Value, Remaining Premium, and other values in the same manner as any other withdrawal.

If the For Life Guarantee is in effect at the time of the withdrawal, the Earnings-Sensitive Adjustment  is equal to the lesser of:
1.	40% of the GMWB Earnings at the time of the withdrawal; or
2.	2/3 of the lesser of the MEWAR and the withdrawal amount prior to any Earnings-Sensitive Adjustment.

If the For Life Guarantee is not in effect at the time of the withdrawal, the Earnings-Sensitive Adjustment is equal to the lesser of:
1.	40% of the GMWB Earnings at the time of withdrawal;
2.	2/3 of the lesser of the MEWAR and the withdrawal amount prior to any Earnings-Sensitive Adjustment; or
3.	The greater of:
a.	zero; and
b.	the GWB less the MEWAR.

At any time, the MEWAR is the greater of:
1.	Zero; and
2.	The quantity equal to:
a.	the Earnings-Sensitive Adjustments in the current Contract Year; plus,
b.	the greater of the GAWA or the RMD; less
c.	all partial withdrawals made in the current Contract Year, including any Earnings-Sensitive Adjustments.

At any time, GMWB Earnings are the greater of:
1.	Zero; and
2.	The Contract Value minus the GMWB Earnings Determination Baseline.

For Life Guarantee.

While the Contract is still in force with a Contract Value greater than zero and before the Income Date, the For Life Guarantee becomes effective on:

7620ANY-A                                                                    9

1.	the Contract Anniversary on or immediately following the youngest Covered Life's attained age 59 1/2; or
2.	the effective date of this endorsement if the youngest Covered Life is age 59 1/2 or older on the effective date of this endorsement.

If the For Life Guarantee becomes effective after the GAWA% is determined, the GAWA is reset to equal the GAWA% multiplied by the current GWB.

The For Life Guarantee is terminated when this GMWB endorsement is terminated or if this GMWB endorsement is continued by a spousal Beneficiary who is not a Covered Life.

Contract Value Reduces to Zero.

If the Contract Value is reduced to zero, all other rights under the Contract cease, no subsequent Premium payments will be accepted, and all other endorsements are terminated without value. The Bonus Period is terminated and no further bonuses are applied.

If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the youngest Covered Life's attained age at the time the Contract Value falls to zero and the GAWA will be equal to the GAWA% multiplied by the GWB.

If the For Life Guarantee is effective, the Owner will receive annual payments of the GAWA until the death of the last surviving Covered Life. Upon the death of the last surviving Covered Life, all payments will cease. No death benefit will apply.

If the For Life Guarantee is not effective, the Owner will receive annual payments of the GAWA until the earlier of the depletion of the GWB or the death of the Owner, the death of any Joint Owner, or the death of the Annuitant on Qualified Custodial Account Contracts. With each payment, the GWB is reduced by the amount of the payment until the GWB is depleted. The last payment will not exceed the remaining GWB at the time of payment. Upon the death of the Owner or the death of any Joint Owner or the depletion of the GWB, all payments will cease and Spousal Continuation is not available. No death benefit will apply.

Subject to the Company's approval, the Owner may elect to receive payments more frequently than annually. However, the sum of the payments made during the year may not exceed the annual payment amount described above.

Guaranteed Withdrawal Balance Step-Up.

On each Contract Anniversary following the effective date of this endorsement, the GWB will automatically step up to the Contract Value if the Contract Value is greater than the GWB.

Upon step-up on or after the 5th Contract Anniversary following the effective date of this endorsement, the Company reserves the right to prospectively increase the GMWB Charge percentage, subject to the maximum GMWB Charge percentage indicated in this endorsement. You will be notified in advance of a GMWB Charge percentage increase and You may elect to discontinue the automatic step-ups. Election to discontinue the automatic step-ups will also discontinue the application of the GWB bonus. You may subsequently elect to reinstate the GWB step-up provision together with the GWB bonus provision at the then current GMWB Charge percentage. All requests will be effective on the Contract Anniversary following receipt of the request in Good Order. Reinstatement will not result in retroactive adjustment to the GWB for step-ups that would have occurred had the automatic step-up provision not been discontinued.

7620ANY-A                                                                   10

At the time of step-up:

1.	The GWB is set equal to the Contract Value, subject to a maximum of $5,000,000.00.
2.	The bonus base will automatically step up to the new GWB if the new GWB is greater than the bonus base.
3.	The BDB equals the greater of:
a.	the Contract Value; or
b.	the BDB prior to the step-up.

If the step-up occurs after the GAWA% is determined:

1.	If the Contract Value is greater than the BDB prior to the step-up and the For Life Guarantee is still in effect, the GAWA% is re-determined based on the attained age of the youngest Covered Life.
2.	The GAWA is the greater of:
a.	the GAWA% (as re-determined, if applicable) multiplied by the new GWB; or
b.	the GAWA prior to the step-up."

4)	The following language is added to the DEATH BENEFIT PROVISIONS of the Contract:

"Upon the death of the Owner or the death of any Joint Owner, while the Contract is still in force, the GMWB terminates without value, unless continued by the spouse.

Upon continuation of the Contract by the surviving Covered Life, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. The GAWA will continue to be determined in accordance with the rules described under the Guaranteed Annual Withdrawal Amount provision and will be based on the original youngest Covered Life's attained age. The GWB adjustment will apply in accordance with the Guaranteed Withdrawal Balance Adjustment provision and will continue to be based on the original youngest Covered Life's attained age. Step-ups will continue as permitted in accordance with the rules described under the Guaranteed Withdrawal Balance Step-Up provision. Bonuses will continue to apply in accordance with the rules described in the Guaranteed Withdrawal Balance Bonus provision. Contract Years and Contract Anniversaries will continue to be based on the anniversary of the original Contract's Issue Date and the effective date of this endorsement will continue to be the original endorsement effective date. The Bonus Period will continue to be based on the original effective date of this endorsement or the most recent bonus base step-up, if applicable. The latest date upon which the Bonus Period can re-start will continue to be based on the original youngest Covered Life's attained age. No adjustment is made to the GMWB Earnings Determination Baseline for the continuation adjustment (if any).

Upon continuation of the Contract by a surviving spouse who is not a Covered Life, the spouse may elect to terminate the GMWB on the Continuation Date and thereafter no GMWB Charge will be assessed. If the spouse does not make such election on the Continuation Date, the GMWB will remain in force and may not be subsequently terminated independently from the Contract to which it is attached. All conditions upon continuation of the GMWB (as described above) will apply except that the For Life Guarantee and Guaranteed Withdrawal Balance Adjustment provision are null and void. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the original youngest Covered Life's attained age on the continuation date and the GAWA will be equal to the GAWA% multiplied by the GWB and the GAWA% will not change on future step-ups."

7620ANY-A                                                                   11

5)	The following language is added to the INCOME PROVISIONS of the Contract:

"On the Latest Income Date if the For Life Guarantee is in effect, in addition to the Income Options available under the Contract, the following Income Option may be elected:

Joint Life Income of the GAWA. The Owner is entitled to receive payments of a fixed dollar amount payable during the lifetime of the last surviving Covered Life. The total annual amount payable under this option will equal the GAWA in effect at the time of election of this option. This amount will be paid in the frequency (not less than annually) that the Owner elects. No further annuity payments are payable after the death of the last surviving Covered Life, and there is no provision for a death benefit payable to the Beneficiary. Therefore, it is possible for only one annuity payment to be made under this Income Option if both Covered Lives die before the due date of the second payment. If the GAWA% has not yet been determined, it will be set at the GAWA% corresponding to the youngest Covered Life's attained age at the time of election of this Income Option and the GAWA will be equal to the GAWA% multiplied by the GWB.

On the Latest Income Date if the For Life Guarantee is not in effect, in addition to the Income Options available under the Contract, the following Income Option may be elected:

Specified Period Income of the GAWA. The Owner is entitled to receive payments of a fixed dollar amount for a stated number of years. The actual number of years that payments will be made is determined on the calculation date by dividing the GWB by the GAWA. Upon each payment, the GWB will be reduced by the payment amount. The total annual amount payable under this option will equal the GAWA in effect at the time of election of this option, but will not exceed the remaining GWB. This amount will be paid over the determined number of years in the frequency (not less than annually) that the Owner elects. If, at the death of the Owner, payments have been made for less than the stated number of years, the remaining payments will be made to the Beneficiary. This option may not be available on certain Qualified Plans."

TERMINATION OF THE GMWB. The GMWB will terminate, a pro rata GMWB Charge will be deducted from Your Separate Account Contract Value for the period since the last monthly GMWB Charge, and all benefits under this endorsement will cease on the earlier of:
1.	the date the Owner elects to receive income payments under the Contract;
2.	the Latest Income Date;
3.	the date of a full surrender;
4.	the date upon which the Contract terminates because the Owner, any Joint Owner, or on Qualified Custodial Account Contracts the Annuitant, dies, unless continued by the spouse;
5.	the Continuation Date if the surviving spouse elects to terminate the GMWB and the spouse is permitted under the terms of this endorsement to make such election; and
6.	the date upon which all obligations for payment under this endorsement have been satisfied after the Contract has been terminated.

Endorsement effective date (if different from Issue Date of the Contract):

7620ANY-A                                                                   12

Illustration of Withdrawal Calculations of the
Joint For Life Guaranteed Minimum Withdrawal Benefit With Bonus, Annual Step-Up
and Earnings-Sensitive Withdrawal Amount

These examples are provided to assist you in understanding how certain values are computed for this endorsement when withdrawals are made from the Contract. The examples only depict limited circumstances and specific factual assumptions. The results may vary depending upon the timing or sequence of actions as well as changes in market conditions.

The following examples assume you elect the Joint For Life GMWB With Bonus, Annual Step-Up, and Earnings-Sensitive Withdrawal Amount when you purchase your Contract, and your initial Premium payment is $100,000. No other optional benefits are elected. The examples assume that the youngest Covered Life is 65 years old at the time of your first withdrawal. Under these circumstances, your initial GWB, BDB, bonus base, and GMWB Earnings Determination Baseline are equal to $100,000, your initial GWB Adjustment is $200,000, your GAWA% is 5%, and your initial GAWA is $5,000.

Example 1: Withdrawal equal to the GAWA when the Contract Value has decreased due to negative market performance.

If you withdraw the GAWA ($5,000) and your Contract Value is $80,000 at the time of withdrawal, then

•	Your GMWB Earnings are $0, since your Contract Value ($80,000) is less than your GMWB Earnings Determination Baseline ($100,000).
•	The Earnings-Sensitive Adjustment applicable to this withdrawal is $0, since your GMWB Earnings are $0.
•	Your GWB becomes $95,000, which is your prior GWB ($100,000) minus the GAWA ($5,000).
•	Your GAWA for the next year remains $5,000 because you did not take more than the Earnings-Sensitive Adjustment plus the GAWA ($5,000).
•
Your bonus base remains $100,000 because you did not withdraw more than the Earnings-Sensitive Adjustment plus the GAWA ($5,000). However, since a withdrawal was taken during the Contract Year, no bonus will be applied to the GWB at the end of the Contract Year.

•	Because the withdrawal was taken prior to the GWB Adjustment Date, you will no longer be eligible for the GWB adjustment.
•	Your BDB remains $100,000 since the BDB is not adjusted for partial withdrawals.
•
Your GMWB Earnings Determination Baseline becomes $95,000 which is your prior GMWB Earnings Determination Baseline ($100,000) minus the withdrawal amount in excess of GMWB Earnings ($5,000 - $0 = $5,000).

7620ANY-A                                                                   13

Example 2: Withdrawal exceeds the Earnings-Sensitive Adjustment plus the greater of the GAWA or the RMD when the Contract Value has decreased due to negative market performance.

If you withdraw $20,000, your GAWA of $5,000 is greater than your RMD, your For Life Guarantee is effective, and your Contract Value is $80,000 at the time of withdrawal, then

•	Your GMWB Earnings are $0, since your Contract Value ($80,000) is less than your GMWB Earnings Determination Baseline ($100,000).
•	The Earnings-Sensitive Adjustment applicable to this withdrawal is $0, since your GMWB Earnings are $0.
•
The dollar for dollar portion of the withdrawal ($5,000) is equal to the Earnings-Sensitive Adjustment ($0) plus the GAWA ($5,000). The excess withdrawal is the amount by which the partial withdrawal exceeds the Earnings-Sensitive Adjustment plus the GAWA: $20,000-$5,000 = $15,000.

•	The Contract Value, after reduction for the dollar for dollar portion of the withdrawal, is $75,000. The excess withdrawal of $15,000 reduces the Contract Value by 20% ($15,000/$75,000 = 20%).
•
Your new GWB is $76,000, which is your prior GWB minus the dollar for dollar portion of the withdrawal, then reduced in the same proportion that the Contract Value is reduced for the excess withdrawal (($100,000 - $5,000) x (1-20%) = $76,000).

•	Your new GAWA is $4,000, which is the GAWA prior to the withdrawal reduced by 20%.
•
We recalculate your bonus base to equal the lesser of your new GWB ($76,000) or your bonus base prior to the partial withdrawal ($100,000). In this case, your new bonus base becomes $76,000. In addition, since a withdrawal was taken during the Contract Year, no bonus will be applied to the GWB at the end of the Contract Year.

•	Because the withdrawal was taken prior to the GWB Adjustment Date, you will no longer be eligible for the GWB adjustment.
•	Your BDB remains $100,000 since the BDB is not adjusted for partial withdrawals.
•
Your GMWB Earnings Determination Baseline becomes $80,000, which is your prior GMWB Earnings Determination Baseline ($100,000) minus the withdrawal amount in excess of GMWB Earnings ($20,000 - $0 = $20,000).

As you can see from the examples above, taking a withdrawal that exceeds the Earnings-Sensitive Adjustment plus the greater of the GAWA or the RMD reduces the Guaranteed Minimum Withdrawal Benefit.

7620ANY-A                                                                   14